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                                                                    EXHIBIT 99.4



                      CONSENT OF SALOMON SMITH BARNEY INC.



We hereby consent to the use of our name and to the inclusion of our opinion letter, dated December 3, 2001, as Annex D to, and the reference thereto under the captions "Summary -- The Merger -- Opinion of Avant!'s Financial Advisor," "The Merger -- Background of the Merger," "The Merger -- Avant! Board of Directors and Special Committee Reasons for the Merger; Recommendation of the Avant! Board of Directors and Special Committee" and "The Merger -- Opinion of Avant!'s Financial Advisor" in the Joint Proxy Statement/Prospectus of Synopsys, Inc. ("Synopsys") and Avant! Corporation, which Joint Proxy Statement/Prospectus is part of the Registration Statement on Form S-4 of Synopsys. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.




                                            /s/ SALOMON SMITH BARNEY INC.



New York, New York
December 20, 2001